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                                                                   EXHIBIT 23.09

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of Seagate Software, Inc. that is made part of Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of VERITAS Holding Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated July 17, 1998 (except for the second paragraph of the Summary of Significant Accounting Policies footnote, as to which the date is April 8, 1999), with respect to the consolidated financial statements and schedule of Seagate Software, Inc. included in its Annual Report (Form 10-K/A) for the year ended July 3, 1998, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP


San Jose, California
April 19, 1999